Exhibit 107

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

Textron Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	6.100% Notes due 2033	457(r)	$350,000,000	99.821%	$349,373,500	0.00014760	$51,567.53
	Total Offering Amounts					$349,373,500
	Net Fee Due							$51,567.53

This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Filing Fee Tables” in Registration Statement No. 333-269915. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.